CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust. Such reference is included in the July 31, 2006 Statement of Additional Information of Arrow DWA Balanced Fund under the caption “Independent Registered Public Accounting Firm”.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

July 14, 2006